UNITED STATES
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Copper Property CTL Pass Through Trust
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The following is a transcript of the Copper Property CTL Pass Through Trust conference call that took place on May 14, 2021:

Copper Property
CTL Pass Through Trust Conference Call
May 14, 2021

Presenters
Mary Jensen, Trust Investor Relations Representative
Neil Aaronson, Trust Principal Executive Officer
Larry Finger, Trust Principal Financial Officer

Operator
Good afternoon, ladies and gentlemen, and welcome to the Copper Property’s CTL Pass Through Trust Conference Call.  At this time, all lines have been placed in a listen only mode.  Please note that today’s conference call is being recorded with an only replay available one hour after the conclusion of this call.  Additional information can be found on the investors section of the company’s website at CTLTrust.net.  After our speakers’ remarks, there will be a question and answer period.  If you would like to ask a question, please press star one on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.

I will now turn the conference call over to the trust investor relations representative, Mary Jensen.

Mary Jensen
Thank you.  Good afternoon, everybody, and welcome.  Earlier this week, the trust filed with the SEC an 8K containing its monthly reporting package, it’s quarterly report on Form 10Q, and its preliminary proxy, each of which are available online at CTLTrust.net.

On the call today are Neil Aaronson, the trust principal executive officer, and Larry Finger, its principal financial officer, who will discuss these filings and other activities pertaining to the trust.  In addition, a representative from GLAS, the trust transfer agent, will be available to answer questions.

Please note that during this conference call, some of the comments will be forward looking statements.  All statements, other than statements of historical fact, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” or “vision,” “plan,” “potential,” preliminary,” “predict,” “should,” “will,” or “would,” or the negative thereof or other variations thereof or comparable terminology and include, but are not limited to the trust expectations or beliefs concerning future events and stock price performance.

The trust has based these forward looking statements on its current expectations, assumptions, estimates, and projection.  While the trust believes these expectations, assumptions, estimates, and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control.  These factors, including those discussed in the trust registration statement on Form 10 filed with the SEC, may cause its actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward looking statements.

For a further list and description of those risks and uncertainties, please refer to the trust filings with the SEC that are available at SEC.gov.  As such, it is important to note that management’s comments include time sensitive information that may be accurate as of today’s date, Friday, May 14, 2021.

At this time, all participants are in listen only mode.  Following management’s prepared remarks, the call will be open for your questions.  We request that everyone ask only one question and a follow up to allow as many of you as possible to ask questions.  If the time permits, we are happy for you to requeue for additional questions.

I will now turn the call over to our principal executive officer, Neil Aaronson.

Neil Aaronson
Thank you, Mary.  And welcome, all of you, to this quarter’s investor call.  On this call, we will update you on our monthly and March quarter end financial results, the preliminary proxy statement we filed with the SEC earlier this week, and our sales strategy for the properties.  Larry will begin with our financial results, and I will then cover the preliminary proxy statement and our sales strategy.  Following that, we’ll open the call up for questions.

I’ll now hand off to Larry.

Larry Finger
Thanks, Neil.  And, again, welcome to the call.  Today, I will focus on some lead items from our first call that you may have missed as well as our recent filings and reports.

The trust agreement calls for us to hold investor calls following our quarterly and annual SEC filings.  In addition to those, we will be scheduling ad hoc calls to keep you fully apprised of any significant events that may affirm our explanation or discussion.  Accordingly, unless circumstances dictate otherwise, our next investor call will be in early August in conjunction with our second quarter 10Q filings.

Now, I’d like to discuss our results.  For months in which there have been no sales and until the retail run abatement burns off at the end of the first lease year, we can expect April’s monthly report to be reasonably typical, which you’ll see going forward.  This translates into approximately $8 million in rent and $1 million to $1.5 million in operating expenses for a net distribution of $6.5 million to $7 million.

You may have noticed our March report included operating data from New JCP.  Under the master lease, this data is required to be provided to the trust following each quarter end.  Next month, we anticipate including 2020 year end financial statements from New JCP in the report.  Quarterly financial statements are also required under the master release and will be included in future monthly reports.  We filed our first quarter 10Q on Wednesday of this week.  And like all of our SEC filings, it’s available for download via our website under SEC filings on the investor tab.

One thing I want to point out in the Q are the values for the real estate reflected on the opening balance sheet.  If you read through the text of that filing, you’ll see that the properties are not reflected at cost.  This is because GAAP requires us to use fresh start accounting and record our opening assets at fair value.  Please note that these values are not values assigned by the Hilco sales team, nor are they generated by a broker’s opinion of value.  They were determined by an independent accounting valuation firm and reviewed and approved by the trust accountants as well as our external auditors, PriceWaterhouseCooper.

Finally, we suggest you visit the trust website at CTLTrust.net.  The site contains all of the information and data you would expect, such as press releases, SEC filings, governance, and details regarding future events.  Again, we recommend that you sign up for email alerts to be immediately notified of these matters.

What you might find of particular interest is on the portfolio tab. By clicking here, you can download an Excel file containing substantial details on each of the properties.  In addition to locational details, the spreadsheet contains rent data, demographic data, landlord and tenant auction status, local status, land lease data, zoning data, and links to the properties’ adjoining mail website.  Additionally, on separate tabs within the workbook, this information will be supplemented with sales data as sales occur.  The spreadsheet doesn’t contain values.  Instead, it’s intended to give you the data to assist you in developing your own valuations, estimates on the portfolio and ultimately the certificates.

We’ll be happy to answer on any of these matters in the Q&A session.  But, for now, I’ll hand the call over to Neil who will discuss the preliminary proxy statement and our sales and marketing strategy.

Neil Aaronson
Thank you, Larry.  I hope all of you saw the preliminary proxy statement we filed with the SEC earlier this week.  Following a 10 day SEC comment period, the definitive proxy statement and voting card will be sent to all certificate holders.  The preliminary proxy statement asks certificate holders to vote on two proposals.

First, to amend the trust agreement to amend the trust agreement to modify the definition of targeted disposal period to extend the sales period for the retail parties to July 31, 2025, which is approximately four and a half years after the effective date of the trust.

And second, to amend the trust and management agreements to modify the requirement that the manager obtain a broker’s opinion of value for each property on a quarterly basis.  Implementing the second proposal would be contingent upon certificate holders approving proposal one.  If proposal one is not approved, proposal two will not be implemented.

The thinking behind proposal one is that this additional time period will allow New JCP to achieve the benefits of its financial and operational restructuring and a potentially more favorably brick and mortar retail environment as the economy recovers from the COVID-19 pandemic.  We believe this would facilitate more effective marketing and sell the CTL properties in a more normalized retail environment.  This would also provide more flexibility to evaluate the market in order to maximize value without the time pressure on the previous schedule.

With regard to the landlord and tenant option properties as well as the six distribution centers, the intent remains to market these properties aggressively in the very near term.

With respect to proposal two, adopting proposal one extends the sales period for certain retail properties with the trust and mitigates the need to obtain a quarterly BOV for each property.  By permitting the manager to forgo obtaining a BOV on a given property for one or more non-consecutive quarters, proposal two better aligns the sales and valuation processes and allows the trust to minimize a significant recurring expense.

We expect to mail the definitive proxy statement on or about May 27, 2021 to certificate holders of record as of the close of business on May 26, 2021.  Certificate holders will then have until June 10th to vote on the two proposals outlined in the proxy.  However, we urge you to vote promptly.  The proposals will pass upon receipt of a majority approval even if that is achieved before the expiration of the voting period.

We have adjusted our marketing and sales strategy to be consistent with the proposals on the preliminary proxy statement.  I’d like to stop by updating everyone on the ROFOs.  As of today, ROFOs, or tenant offer rights, have expired on 53 retail properties and all six distribution centers.  We delayed giving notice on the remaining center retail properties with ROFO rights for very strategic reasons.  We anticipate selling three of the properties pursuant to the ROFOs.  But, we can’t be certain those sales will close, and we are comfortable that there will be substantial interest in these properties should they not close.  We are now free to offer the other 50 retail and six distribution ROFO properties to the market.

Yesterday, we put the 19 remaining landlord option properties and the six tenant option properties on the market.  We anticipate there will be substantial interest in these properties as they will be attractive to investors looking to redevelop, rather than operate them on a long term basis, pursuant to the master lease.  Therefore, they are being offered now rather than follow the plan for the CTL properties.  We will be putting the six distribution centers on the market on Monday.

Given the nature of the CTL properties, the sales strategy will be more deliberate and more iterative.  You may recall that these properties have generally high rents so their yields are generally higher than the option properties.  Therefore, these properties will be more attractive to yield buyers, and the JCP operating performance and pursued credit will be important factors in these properties’ values.

With the market’s “wait and see” perspective on New JCP and the general uncertainty about the timing and extent of the brick and mortar retail recovery, we feel that carefully watching and responding to these developments will allow us to best time our offerings to the market while at the same time collecting strong yields on these properties for the trust.  Having said that, if we receive an aggressive, unsolicited offer on a CTL property during this ever changing environment, we will, of course, seriously evaluate it.

With that, we will open the call to questions.

Operator
Thank you.  As a reminder to our audience, if you would like to ask a question, please press star one on your telephone keypad.  Please wait a moment while we assemble the roster.

This will conclude today’s Q&A portion.  I will turn the call back to Mr. Aaronson for his closing remarks.

Neil Aaronson
Sorry about that.  I hit mute.  We are very happy with the progress we are making.  We look forward to seeing you again on our next call later this summer.

Operator
Ladies and gentlemen, this concludes today’s call.  You may now disconnect.